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                                                             Exhibit 99.1

                   ALLEGHENY ENERGY TAKES LEGAL ACTION
                       TO ENFORCE MERGER AGREEMENT


           Hagerstown, Md., October 5, 1998 -- Allegheny Energy, Inc. (NYSE: AYE) today took legal action in federal court to compel DQE, Inc. (NYSE: DQE) to honor its obligation to proceed with the companies' proposed merger.

        Michael P. Morrell, Senior Vice President and Chief Financial Officer of Allegheny Energy, said, "DQE"s purported basis for attempting to terminate our merger agreement is meritless. Its action represents nothing more than a disagreement over an overall business strategy for the new company -- which is not a legitimate reason to terminate the merger.

    "While we are profoundly disappointed by DQE's failure to honor its contractual obligations, our position remains clear and consistent: The merger is good for both companies' employees, shareholders, and the communities we serve. It is a unique opportunity, and its value and benefits cannot be replicated. We will continue to pursue the merger's completion through all available options.

           "In the meantime," added Morrell, "Allegheny Energy will move forward as a robust, strong company, constantly seeking new opportunities to strengthen our business. We will continue our record of outstanding performance while building our reputation and brand, particularly in Pennsylvania as the Commonwealth implements customer choice for electricity."

        Allegheny Energy today filed both a request for a temporary restraining order and a formal complaint against DQE in the Unites States District Court for the Western District of Pennsylvania. A brief summary of the complaint can be found on the fact sheet provided with this news release.

            Headquartered near Hagerstown, Md., Allegheny Energy, an investor-owned electric utility with operating subsidiaries doing business
 as Allegheny Power, provides electric service to approximately    1.4
million customers in parts of five states. Under the merger agreement signed in April 1997, the new Allegheny Energy would become the tenth largest investor-owned utility in the nation based on total electric sales and serve a population of more than 4.5 million, with 2 million customers in a 30,000-square-mile service area in Pennsylvania, Maryland, Ohio, Virginia, and West Virginia.

                                        ##
For a copy of the legal actions filed today, please access our web site at www.alleghenypower.com.


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           SYNOPSIS OF LAWSUIT FILED BY ALLEGHENY ENERGY, INC.
        IN UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT
                  OF PENNSYLVANIA ON OCTOBER 5, 1998


ACTIONS REQUESTED BY ALLEGHENY ENERGY

- The suit requests the Court to grant specific performance, requiring DQE to abide by the terms of the merger agreement and to resume full cooperation in seeking the remaining regulatory approvals for the merger.

- The suit requests preliminary and permanent injunctions to prevent DQE from taking any action which would impair the Court's ability to require specific performance.

- If specific performance is not awarded, the suit requests damages (expected to amount to hundreds of millions of dollars) in an amount to be determined at trial; attorneys' fees and costs of suit; and possible other relief.

BREACH OF THE MERGER AGREEMENT

- DQE seeks to renege on its obligations under the merger agreement because a disagreement has developed between the two companies on future strategy. Instead of leaving this disagreement to the board of directors of the combined company to resolve, DQE seeks to withdraw from the agreement.

- After July 28, in direct violation of the merger agreement, DQE urged the Federal Energy Regulatory Commission, the Department of Justice, and the Securities and Exchange Commission to suspend review of the merger and later rejected the conditions to merger approval set by the Pennsylvania Public Utility Commission and Federal Energy Regulation Commission even though conditions are reasonable.

- No event has occurred that gives DQE the right to unilaterally terminate the merger agreement.

DISAGREEMENT OVER STRATEGY

- DQE's dispute with Allegheny actually reflects a differing business view about the wisdom of remaining in the generation business.

- DQE not only contracted away its right to control that strategic question when it entered into the merger agreement, but it endorsed staying in the generation business as a reason to merge.


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- DQE's position is based on a false premise: sale of generation capacity does not eliminate or necessarily even reduce the adverse consequences of the restructuring order. It merely changes the nature of the business risks.

- Allegheny's board has concluded that, in its business judgment, generation has been and will, at least for now, continue to be a basic part of the business. Its decision not to sell its generation at present preserves the company and its businesses and supports one of the core rationales for merging with DQE in the first place.

- Allegheny has historically excelled in efficiently operating generation assets, and there is every reason to believe its low-cost plants will be attractive in a competitive environment. By maintaining its generation assets, Allegheny is best positioned to leverage such assets into future earnings as well as to participate in the ongoing consolidation in the electric power market, either as an acquirer of other utilities and utility assets or as an acquisition candidate.